Exhibit 99.1

S E L E C TM E D I C A LH O L D I N G SC O R P O R A T I O N A focus on quality A N N U A LR E P O R T

OURC OMMIT MENTT OQU ALITYCARE Quality in the healthcare setting is often defined by measures that keep patients safe as well as mark their intended targets of recovery. Our metrics for success are respectively defined by each division and based on both internal and industry standard benchmarks, the latter set by the regulatory bodies such as Centers for Medicare & Medicaid Services (CMS), Centers for Disease Control & Prevention (CDC) and National Healthcare Safety Network (NHSN). Though we consistently attain and exceed these benchmarks, it is also each successful patient encounter that fuels our clinical teams to deliver a high quality, exceptional care experience to the more than 80,000 patients we treat across our post-acute continuum every day. The Company’s commitment to quality emanates from the highest level, the Committee on Quality of Care and Patient Safety, reporting to the Select Medical Board of Directors.

SELECT MEDICAL PATIENT SAFETY AND QUALITY INSTITUTE

Confirming a commitment to place quality at the core of its mission to deliver an exceptional patient experience, Select Medical formed the Select Medical Patient Safety and Quality Institute (SMPSQI), a federally-listed Patient Safety Organization (PSO) under the U.S. Department of Health & Human Services' Agency for Healthcare Research and Quality. The Quality of Care and Patient Safety Committee of Select Medical's Board of Directors fully supports and empowers the SMPSQI to make patient safety its top priority by reviewing data from our nearly 130 specialty hospitals to identify trends, opportunities for improvement and best practices.







Committee, led by Board Members Sen. William H. Frist and Marilyn Tavenner, reviews quality and patient safety metrics from across the company on a quarterly basis. Detailed analysis of the quality and outcomes data results in the development of our care models and performance improvement.

Select Medical has not only been able to reach these defined benchmarks, but has demonstrated sustainability. Persistence, passion and perseverance have facilitated consistent models of practice at hospital, center and clinic levels, even in the face of a more complex and ill patient population.

Our commitment to quality each and every day, one patient at a time, has never been stronger.

2019 ANNUAL REPORT | 2

DEAR SHAREHOLDER

We are pleased to report that 2019 was a standout year for Select Medical. We continued to expand the Company's national footprint, fortified joint venture partnerships and remained highly focused on delivering quality care.

These achievements were underscored by strong financial performance. Net operating revenues grew 7.3% year-over-year to more than $5.45 billion, and operating income grew 13.1% year-over-year to $471.9 million.

During the latter half of 2019, we accessed the debt capital markets and, through several refinancings, lowered our overall average borrowing rate. Additionally, we were able to push out significant debt maturities for several years, and paved the way for combining the capital structures of Select Medical and Concentra.

Preeminent Provider of Post-Acute Care in the U.S.

Today, Select Medical is the nation's largest operator of each of three business lines: critical illness recovery hospitals, outpatient rehabilitation clinics and occupational medicine centers. Our inpatient rehabilitation network of hospitals is the second largest in the country and continues to grow. Collectively, more than 80,000 patients are treated each day across our continuum of care.

Quality Driving Reputation and Growth

The ***Critical Illness Recovery Hospital Division*** solidified its market position as the largest provider of specialized post-acute care for the nation's growing chronic, critically ill patient population. Equally impressive, the division achieved its best quality and safety scores against national benchmark standards in the history of the Company. This reputation for clinical excellence continues to propel growth, particularly as we forge relationships with large health care systems seeking to address high volume intensive care unit (ICU) challenges and provide patients with a high quality care path to continued recovery. This performance, combined with the acquisition of four hospitals, contributed to an Adjusted EBITDA increase of 4.9% or $11.9 million for the year.

The ***Inpatient Rehabilitation Hospital Division*** continued to thrive with 29 hospitals, five wholly-owned and 24 operated through 17 joint venture partnerships. The division provided Adjusted EBITDA of $135.9 million, a 24.7% increase over the prior year. In 2019, we opened a new hospital, Northshore Rehabilitation in Louisiana, and moved Virginia-based Riverside Rehabilitation to a new facility. Construction also got underway for two new Banner Rehabilitation hospitals in Arizona, due to open in 2020.

Kessler Institute for Rehabilitation was again ranked one of the top rehabilitation hospitals in the country by *U.S. News & World Report*, achieving the No. 2 spot on the prestigious "Best Hospitals" list. This marked the 27th consecutive year that Kessler has been listed among the nation's leading rehabilitation hospitals. Additionally, Baylor Scott and White Institute for Rehabilitation-Dallas was recognized as "high performing" in medical rehabilitation, one of just seven hospitals nationwide to achieve this recognition.

Overall, 2019 was an important year for ***Concentra*** with the completion of its 18-month integration of more than 210 acquired U.S. HealthWorks centers. Today, its national footprint includes 521 occupational medicine centers, 131 onsite centers and 32 community-based outpatient clinics. This, combined with ongoing technology advancements designed to improve the patient experience, positioned Concentra to improve results clinically and financially, posting an Adjusted EBITDA with an increase of 9.7% from the prior year to $276.5 million. In the first quarter of 2020, Select Medical purchased an additional interest in the joint venture and now holds 66.6% of Concentra.

3 SELECT MEDICAL IMPROVING QUALITY OF LIFE

The year also proved to be strong for the ***Outpatient Rehabilitation Division*** with an Adjusted EBITDA of $151.8 million, a 6.9% increase over the prior year. Further cementing its No. 1 position as the largest outpatient physical therapy network in the country, the Company added 88 new clinics through start-ups and acquisitions, expanding the footprint to 1,740 centers across 37 states and the District of Columbia. Its sports partnerships also continued to grow reaching more than 500 contracts with high school, collegiate and professional sports organizations.

ReVital, Select Medical's innovative oncology rehabilitation program, also continued to expand the outpatient rehabilitation business in 2019. To date, more than 600 specially-trained therapists now offer ReVital services at over 300 clinic locations in 14 markets.

As we enter 2020, we are confident that our clinical excellence, strategic partnerships and patient-centered mission will continue to serve as catalysts for growth, market leadership and enhanced shareholder value.

We thank you for your support in our ongoing commitment to improve the quality of life for millions of patients and their families in the communities we serve.

Sincerely,

David S. Chernow
President & Chief Executive Officer

Rocco Ortenzio
Vice Chairman & Co-Founder

Robert Ortenzio
Executive Chairman & Co-Founder



2019 ANNUAL REPORT | 4

FINANCIAL HIGHLIGHTS
SELECT MEDICAL HOLDINGS CORPORATION

(In thousands, except per share data)	2019	2018	2017	2016	2015
FOR THE YEARS ENDED					
Net operating revenues(1)	**$ 5,453,922**	$ 5,081,258	$ 4,365,245	$ 4,217,460	$ 3,742,736
Income from operations	**471,881**	417,279	355,878	299,847	274,790
Net income attributable to Select Medical Holdings Corporation	**148,449**	137,840	177,184	115,411	130,736
Earnings per common share, fully diluted	**1.10**	1.02	1.33	0.87	0.99
Dividends per share	**—**	—	—	—	0.10
Cash flow from operations	**445,182**	494,194	238,131	346,603	208,415
SEGMENT INFORMATION					
Net operating revenues(1)(2)					
Critical illness recovery hospital	**$ 1,836,518**	$ 1,753,584	$ 1,725,022	$ 1,756,961	$ 1,902,776
Rehabilitation hospital	**670,971**	583,745	509,108	498,100	444,005
Outpatient rehabilitation	**1,046,011**	995,794	960,902	979,363	810,009
Concentra(3)	**1,628,817**	1,557,673	1,013,224	982,495	585,222
Other	**271,605**	190,462	156,989	541	724
Total Net Operating Revenues	**$ 5,453,922**	$ 5,081,258	$ 4,365,245	$ 4,217,460	$ 3,742,736
Adjusted EBITDA(4)					
Critical illness recovery hospital	**$ 254,868**	$ 243,015	$ 252,679	$ 224,609	$ 258,223
Rehabilitation hospital	**135,857**	108,927	90,041	56,902	69,400
Outpatient rehabilitation	**151,831**	142,005	132,533	129,830	98,220
Concentra(3)	**276,482**	251,977	157,561	143,009	48,301
Other	**(108,130)**	(100,769)	(94,822)	(88,543)	(74,979)
Total Adjusted EBITDA	**$ 710,908**	$ 645,155	$ 537,992	$ 465,807	$ 399,165
BALANCE SHEET SNAPSHOT AT YEAR-END					
Cash and cash equivalents	**$ 335,882**	$ 175,178	$ 122,549	$ 99,029	$ 14,435
Working capital (5)	**298,712**	287,338	315,423	191,268	19,869
Total assets (5)	**7,340,288**	5,964,265	5,127,166	4,920,626	4,388,678
Total debt	**3,445,110**	3,293,381	2,699,902	2,698,989	2,385,896
Stockholders' equity	**770,972**	803,042	823,368	815,725	859,253

(1) For the years ended December 31, 2016, 2017, 2018, and 2019, net operating revenues reflect the adoption of ASC Topic 606, *Revenue from Contracts with Customers*. Net operating revenues were not retrospectively conformed for the year ended December 31, 2015.

(2) For the years ended December 31, 2017, 2018, and 2019, the net operating revenues and expenses associated with employee leasing services provided to non-consolidating subsidiaries are included as part of Select Medical's other activities. Previously, these services were reflected in the financial results of Select Medical's segments. Net operating revenues were not retrospectively conformed for the years ended December 31, 2015 and 2016.

(3) The selected financial data for the company's Concentra segment for the periods presented begins as of June 1, 2015, which is the date the Concentra acquisition was consummated.

(4) Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with Concentra, Physiotherapy and U.S. HealthWorks, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries. Refer to Item 6 and Item 7 for further consideration of Adjusted EBITDA as a Non-GAAP measure.

(5) As of December 31, 2019, the balance sheet data reflects the adoption of ASC Topic 842, *Leases*, which required the recognition of operating lease right-of-use assets and operating lease liabilities on the balance sheet. Prior periods were not adjusted.

5 SELECT MEDICAL IMPROVING QUALITY OF LIFE

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SELECT MEDICAL WILL PROVIDE AN EXCEPTIONAL PATIENT CARE EXPERIENCE THAT PROMOTES HEALING AND RECOVERY IN A COMPASSIONATE ENVIRONMENT.

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Select® MEDICAL

Improving Quality of Life

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